Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2009 Fourth Quarter and Year End Results

JOHANNESBURG, August 27, 2009 - Net1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three months and year ended June 30, 2009. Revenue during 4Q 2009 was $61.6 million, a year over year decline of 1% in US dollars (“USD”) but an increase of 5% in constant currency. Earnings per share under US generally accepted accounting principles (“GAAP”) in 4Q 2009 was $0.33 versus $0.38 a year ago, a decline of 13% in USD and 8% in constant currency. 4Q 2009 fundamental earnings per share was $0.38 compared to $0.41 in the 4Q 2008, representing a decline of 7% in USD and 2% in constant currency.

Summary Financial Metrics

	Three months ended June 30,
			% change	% change
	2009	2008	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	61,621	62,231	(1)%	5%
GAAP net income	18,216	21,482	(15)%	(10)%
Fundamental net income (1)	20,967	23,423	(10)%	(5)%
GAAP earnings per share ($)	0.33	0.38	(13)%	(8)%
Fundamental earnings per share ($) (1)	0.38	0.41	(7)%	(2)%
Fully diluted shares outstanding (‘000’s)	54,993	57,612	(5)%
Average period USD/ ZAR exchange rate	8.26	7.80	6%

	Year ended June 30,
			% change	% change
	2009	2008	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	246,822	254,056	-3%	19%
GAAP net income	86,601	86,695	0%	22%
Fundamental net income (1)	82,504	88,821	-7%	14%
GAAP earnings per share ($)	1.55	1.52	2%	25%
Fundamental earnings per share ($) (1)	1.47	1.55	-5%	16%
Fully diluted shares outstanding (‘000’s)	56,140	57,635	-3%
Average period USD/ ZAR exchange rate	8.94	7.29	23%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55% in fiscal 2009 (and from 36.89% to 35.45% in fiscal 2008), JSE listing costs, a bank facility fee, an impairment of goodwill, the profit on sale of the Company’s traditional microlending business and a foreign exchange gain, net of tax, related to a short-term investment, are excluded in calculating fundamental net income and earnings per share.

The following factors had significant impact on the comparability of our 2009 fourth quarter results to last year:

  Reporting currency fluctuations: the South African Rand (“ZAR”), which is the Company’s functional currency, depreciated 9% against the USD, the Company’s reporting currency, based on the average exchange rates during the fourth quarter of 2009 compared to last year, which adversely affected reported revenue and net income;
  Tax comparison: Fourth quarter 2008 results were favorably impacted by a reduction in the Company’s fully- distributed tax rate, which became effective in the third quarter of 2008.

  Additional revenues from BGS acquisition seasonal impact: 2009 includes $5.8 million in revenue with minimal operating income contribution from BGS, which the Company did not own during fiscal 2008. In fiscal 2009, the majority of BGS’ earnings were generated during the second quarter;
  BGS intangible amortization: Fourth quarter 2009 includes $2.3 million intangible amortization expense related to the BGS acquisition;
  Ghana implementation in 2008: Fourth quarter 2008 results were favorably impacted by $5.0 million in revenue which the Company recorded from the implementation phase of its UEPS technology in Ghana; and
  Stock-based compensation: The Company recorded a higher stock-based compensation charge in fourth quarter 2009 compared to the prior year.

Comments and Outlook

“Our results demonstrate the strength of our business model and the power of our technology, allowing us to take advantage of the difficult global economic environment,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “Despite our fourth quarter results being adversely impacted by the timing differences between our new pricing structure with SASSA, which was effective April 1, 2009, and the elimination of our pre-funding requirements effective May 1, 2009, we managed to grow our transaction-based activities while maintaining margins, and we remain an integral social welfare distribution supplier to the South African government. We are well-positioned to continue expanding the number of people using our technology and the breadth of services we provide in South Africa as well as other global markets. I remain confident that we will continue to deliver sustainable growth for all of our stake holders,” he concluded.

“For fiscal year 2010, we expect to achieve constant currency fundamental earnings per share growth of at least 20%,” said Herman Kotze, Chief Financial Officer of Net1. “While our South African pension and welfare business should generate modest growth, given our new contract with SASSA, we expect EasyPay, and new country implementations to be more meaningful contributors to earnings growth in fiscal 2010,” he concluded.

Results of operations

Net1’s frequently asked questions will be posted on the Company’s website (www.net1.com).

     Transaction-based activities

Transaction-based activities revenue was $39.2 million, up 3% from 4Q 2008 in US dollars and 9% higher on a constant currency basis. Pension and welfare revenue was modestly lower due to the Company’s re-negotiated contract with SASSA which took effect April 1, 2009, but this reduction was offset by continued growth at EasyPay and the merchant processing business. Operating margin for the Transaction-based activities segment was 58%, similar to 4Q 2008. Excluding amortization of intangibles for EasyPay, segment operating margin was 60% in 4Q 2009.

     Smart card accounts

Smart card account revenue of $7.6 million declined 10% year-over-year in US Dollars and 4% on a constant currency basis. Operating margin for the segment remained consistent at 45%.

     Financial services

Financial services revenue of $0.9 million, was down 56% from 4Q 2008 in US Dollars and 53% lower on a constant currency basis, principally due to the divestiture of the Company’s traditional microlending business in 3Q 2009. Operating margin for the segment however, improved significantly to 32% from 27% in 4Q 2008 as a result of the sale of this low-margin business.

     Hardware and software

Hardware and software revenue of $13.9 million increased 1% year-over-year in US Dollars and 7% on a constant currency basis. The increase was due primarily to revenue contributions by BGS of $5.8 million in 4Q 2009, which was partially offset by lower contractual revenue from the Company’s Ghana contract. Operating loss for the segment was 20% in 4Q 2009 compared to an operating margin of 15% in the year ago quarter, due to high margin sales to Ghana in the prior year and high intangible asset amortization related to the BGS acquisition. Excluding amortization of all intangibles, segment operating margin was 3%.

     Cash flow and liquidity

At June 30, 2009, the Company had cash and equivalents of $221 million, up from $121 million at March 31, 2009. For 4Q 2009 and fiscal 2009, the Company generated operating cash flow of $88.8 million and $106.8 million, compared to $29 million and $119 million in 4Q 2008 and fiscal 2008, respectively.

Share Repurchase Program and Repurchase of Brait Shares

During fiscal 2009, the Company repurchased approximately $41 million in stock out of its $50 million authorization, including $16 million in 4Q 2009. In addition, after the close of the 2009 fiscal year, the Company repurchased all Company shares held by Brait SA and its investment affiliates for ZAR 105.98 ($13.50) per share, for an aggregate repurchase price of ZAR 977 million, or $124.5 million. The buyback of Brait’s 9,221,526 shares represented 16.9% of the Company’s then outstanding shares.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Under GAAP, the Company is required to fair value all intangible assets on the date of the acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards, and recognize a stock-based compensation charge over the requisite service period. The Company’s GAAP net income and earnings per share for the three months and year ended June 30, 2009 and 2008, include amortization of intangibles and stock-based compensation, as well as JSE listing costs, a bank facility fee, an impairment of goodwill, the profit on sale of the Company’s traditional microlending business and a foreign exchange gain, net of tax, related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 is included in the net income and earnings per share for the year ended June 30, 2009 and the effect of the change in the fully distributed tax rate from 36.89% to 35.45% in January 2008 is included in the Company’s net income and earnings per share for the year ended June 30, 2008. The Company excludes all of the above- mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on US GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the impairment of goodwill, the profit on the sale of the Company’s traditional microlending business and loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review fourth quarter results on August 28, 2009, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-519-5086 (Canada only), 0-800-917-7042 (UK only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 18, 2009.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Our market leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Our universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, energy and utilities market sectors. Additionally, through our majority-owned subsidiary, BGS Smartcard System AG (“BGS”) based in Austria, the Company implements, develops and integrates smart card-based offline and online financial transaction systems in cooperation with banks, enterprises and government authorities in Russia and the other members of the Commonwealth of Independent States.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2009 and 2008

	Three months ended		Year ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$61,621	$62,231	$246,822	$254,056
EXPENSE
Cost of goods sold, IT processing, servicing and
support	18,455	15,653	70,091	67,486
Selling, general and administration	16,752	16,447	64,833	65,362
Depreciation and amortization	5,132	2,527	17,082	10,822
PROFIT ON SALE OF MICROLENDING
BUSINESS	1,197	-	455	-
IMPAIRMENT OF GOODWILL	-	-	1,836	-
OPERATING INCOME	22,479	27,604	93,435	110,386
FOREIGN EXCHANGE GAIN RELATED TO
SHORT-TERM INVESTMENT	-	-	26,657	-
INTEREST INCOME, net	3,238	4,870	10,828	15,722
INCOME BEFORE INCOME TAXES	25,717	32,474	130,920	126,108
INCOME TAX EXPENSE	7,300	11,376	42,744	39,192
NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND LOSS FROM
EQUITY-ACCOUNTED INVESTMENTS	18,417	21,098	88,176	86,916
MINORITY INTEREST	124	(619)	701	(815)
LOSS FROM EQUITY-ACCOUNTED
INVESTMENTS	(77)	(235)	(874)	(1,036)
NET INCOME	$18,216	$21,482	$86,601	$86,695
Net income per share
Basic earnings, in cents – common stock and linked
units	33.2	37.5	1.55	1.52
Diluted earnings, in cents – common stock and
linked units	33.1	37.3	1.54	1.50

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
as of June 30, 2009 and 2008

	2009	2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$220,786	$272,475
Pre-funded social welfare grants receivable	4,930	35,434
Accounts receivable, net	42,475	21,797
Finance loans receivable, net	2,563	4,301
Deferred expenditure on smart cards	8	78
Inventory	7,250	6,052
Deferred income taxes	12,282	5,597
Total current assets	290,294	345,734
OTHER LONG-TERM ASSETS, including available for sale securities	7,147	207
PROPERTY, PLANT AND EQUIPMENT, net	7,376	6,291
EQUITY-ACCOUNTED INVESTMENTS	2,583	2,685
GOODWILL	116,197	76,938
INTANGIBLE ASSETS, net	75,890	22,216
TOTAL ASSETS	499,487	454,071
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	-	-
Accounts payable	5,481	4,909
Other payables	61,454	57,432
Income taxes payable	10,874	14,162
Total current liabilities	77,809	76,503
DEFERRED INCOME TAXES	41,737	33,474
INTEREST BEARING LIABILITIES – outside shareholders loans	4,185	3,766
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	123,731	113,743
MINORITY INTERESTS	2,539	-
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized shares: 200,000,000 with $0.001 par value;
Issued and outstanding shares: 2009: 58,434,003; 2008: 53,423,552	59	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares: 2009: -; 2008: 4,882,429	-	5
B CLASS PREFERENCE SHARES
Authorized shares: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company): 2009: -;
2008: 35,975,818	-	6
ADDITIONAL PAID-IN CAPITAL	126,914	119,283
TREASURY SHARES, AT COST: 2009: 3,927,516; 2008: 306,269	(48,637)	(7,950)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(58,472)	(37,820)
RETAINED EARNINGS	353,353	266,752
TOTAL SHAREHOLDERS’ EQUITY	373,217	340,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$499,487	$454,071

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2009 and 2008

	2009	2008
	(In thousands)
Cash flows from operating activities
Net income	$86,601	$86,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,082	10,822
Loss (earnings) from equity-accounted investments	874	1,036
Fair value adjustment	(4,402)	(269)
Interest payable	425	434
Facility fee amortized	1,100	-
Loss (Profit) on disposal of property, plant and equipment	85	(110)
Loss on disposal of equity-accounted investment	-	-
Profit on disposal of business	(455)	-
Minority interest	701	(815)
Stock compensation charge, net of forfeitures	5,026	3,971
Impairment of goodwill	1,836	-
Decrease (Increase) in accounts receivable, pre-funded social welfare
grants receivable and finance loans receivable	14,639	(9,983)
Decrease in deferred expenditure on smart cards	50	416
Increase in inventory	(81)	(1,138)
(Decrease) Increase in accounts payable and other payables	(8,788)	24,353
(Decrease) Increase in taxes payable	(3,339)	1,369
(Decrease) Increase in deferred taxes	(4,586)	1,979
Net cash provided by operating activities	106,768	118,760
Cash flows from investing activities
Capital expenditures	(4,770)	(3,563)
Proceeds from disposal of property, plant and equipment	159	160
Acquisition of available for sale securities	(3,422)	-
Proceeds from disposal of equity-accounted investment	-	-
Long-term receivables and loan to equity-accounted investment repaid	-	-
Acquisition of BGS, net of cash acquired	(97,992)	-
Acquisition of RMT, net of cash acquired	(1,381)	-
Acquisition of Prism Holdings Limited and remaining 25.1% of EasyPay, net of
cash acquired	-	-
Acquisition of and advance of loans to equity-accounted investments	(450)	(500)
Net cash used in investing activities	(107,856)	(3,903)
Cash flows from financing activities
Proceeds from issue of common stock	271	2,845
Acquisition of treasury stock (Note 18)	(39,412)	-
Proceeds from short-term loan facility	110,000
Repayment of short-term loan facility	(110,000)
Payment of facility fee	(1,100)
Proceeds from bank overdraft	2,843	1,462
Repayment of bank overdraft	(2,850)	(1,443)
Proceeds from interest bearing liabilities	-	-
Net cash (used in) provided by financing activities	(40,248)	2,864
Effect of exchange rate changes on cash	(10,353)	(16,973)
Net (decrease) increase in cash and cash equivalents	(51,689)	100,748
Cash and cash equivalents – beginning of year	272,475	171,727
Cash and cash equivalents at end of year	$220,786	$272,475

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin for the three months ended June 30, 2009 and 2008:

Three months ended June 30, 2009 and 2008

	Q4 ‘09	Q4 ‘08	Change
				In Constant
Key segmental data, in ’000, except margins	USD	USD	In USD	Currency(1)
Revenue:
Transaction-based activities	39,240	38,035	3%	9%
Smart card accounts	7,619	8,445	(10)%	(4)%
Financial services	859	1,934	(56)%	(53)%
Hardware, software and related
technology sales	13,903	13,817	1%	7%
Total consolidated revenue	61,621	62,231	(1)%	5%

Consolidated operating income (loss):
Transaction-based activities	22,580	21,912	3%	9%
Smart card accounts	3,463	3,840	(10)%	(5)%
Financial services	1,470	524	181%	197%
Hardware, software and related
technology sales	(2,731)	2,123	(229)%	(236)%
Corporate/ Eliminations	(2,303)	(795)	190%	207%
Total operating income	22,479	27,604	(19)%	(14)%

Operating income margin (%)
Transaction-based activities	58%	58%
Smart card accounts	45%	45%
Financial services	171%	27%
Hardware, software and related
technology sales	(20)%	15%
Overall operating margin	36%	44%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2009 also prevailed during the fourth quarter of fiscal 2008.

Operating segment revenue, operating income and operating margin for the year ended June 30, 2009 and 2008:

Year ended June 30, 2009 and 2008

	2009	2008	Change
				In Constant
Key segmental data, in ’000, except margins	USD	USD	In USD	Currency(1)
Revenue:
Transaction-based activities	148,399	153,444	(3)%	19%
Smart card accounts	29,576	35,914	(18)%	1%
Financial services	5,430	8,251	(34)%	(19)%
Hardware, software and related
technology sales	63,417	56,447	12%	38%
Total consolidated revenue	246,822	254,056	(3)%	19%

Consolidated operating income (loss):
Transaction-based activities	83,509	84,229	(1)%	22%
Smart card accounts	13,442	16,325	(18)%	1%
Financial services	(34)	1,935	(102)%	(102)%
Hardware, software and related
technology sales	5,498	11,708	(53)%	(42)%
Corporate/ Eliminations	(8,980)	(3,811)	136%	189%
Total operating income	93,435	110,386	(15)%	4%

Operating income margin (%)
Transaction-based activities	56%	55%
Smart card accounts	45%	45%
Financial services	(1)%	23%
Hardware, software and related
technology sales	9%	21%
Overall operating margin	38%	43%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2009 also prevailed during fiscal 2008.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended June 30, 2009 and 2008

	Net Income		EPS, basic		Net Income		EPS, basic
	(USD ’000)		(USD cents)		(ZAR ’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	18,216	21,482	33	38	150,414	167,551	274	293

Amortization of intangible
assets(1)	2,857	830			23,592	6,476
Customer relationships	3,089	337			25,506	2,630
Software and unpatented
Technology	804	852			6,642	6,642
Trademarks	82	87			679	679
Deferred tax benefit	(1,118)	(446)			(9,235)	(3,475)
Stock-based charge(2)	1,158	1,111			9,562	8,665
Profit on sale of microlending
business	(1,197)	-			(9,884)	-
Change in tax rate (3)	(67)	-			(553)	-

Fundamental	20,967	23,423	38	41	173,131	182,692	316	319

(1) Amortization of acquisition related intangibles, net of deferred tax benefit:
(2) Includes stock-based compensation charges.
(3) Represents the effect of the change in United States tax rate from 34% to 35% during the fourth quarter of fiscal 2009.

Twelve months ended June 30, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	86,601	86,695	155	152	774,187	632,050	1,384	1,106

Amortization of intangible
assets(1)	8,871	3,552			79,314	25,902
Customer relationships	9,110	1,443			81,450	10,520
Software and unpatented
technology	2,972	3,644			26,569	26,569
Trademarks	304	372			2,715	2,715
Deferred tax benefit	(3,515)	(1,907)			(31,420)	(13,902)
Stock-based charge(2)	5,026	3,971			44,931	28,951
JSE listing costs	495	-			4,425	-
Facility fee	1,100	-			9,834	-
Foreign exchange gain related
to a short-term investment, net
of tax of $6,028	(17,447)	-			(155,971)	-
Profit on sale of microlending
business	(455)	-			(4,068)	-
Impairment of goodwill	1,836	-			16,413	-
Change in tax rate (3)	(3,523)	(5,397)			(31,493)	(38,484)

Fundamental	82,504	88,821	147	155	737,572	648,419	1,318	1,134

(1) Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
(2) Includes stock-based compensation charges.
(3) Represents the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in fiscal 2009 and 36.89% to 35.45% during fiscal 2008.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share and diluted:

Three months ended June 30, 2009 and 2008

	2009	2008
Net income (USD’000)	18,216	21,482
Adjustments:
Profit on sale of microlending business	(1,197)	-
Loss (Profit) on sale of property, plant and equipment (USD’000)	76	(1)
Tax effects on above (USD’000)	(26)	-

Net income used to calculate headline earnings (USD’000)	17,069	21,481

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	54,800	57,237

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	54,993	57,612

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	31	38
Diluted earnings – common stock and linked units, in US cents	31	37

Year ended June 30, 2009 and 2008

	2009	2008
Net income (USD’000)	86,601	86,695
Adjustments:
Profit on sale of microlending business	(455)	-
Impairment of goodwill	1,836	-
Loss (Profit) on sale of property, plant and equipment (USD’000)	85	(110)
Tax effects on above (USD’000)	(29)	39

Net income used to calculate headline earnings (USD’000)	88,038	86,624

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	55,953	57,156

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	56,140	57,635

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	157	152
Diluted earnings – common stock and linked units, in US cents	157	150